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                                                                     Exhibit 4.2

                                  ORBITZ, INC.

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

       This Amended and Restated Stockholders Agreement (the "AGREEMENT") is made as of ________, 2003, by and among Orbitz, Inc., a Delaware corporation (the "CORPORATION"), American Airlines, Inc., a Delaware corporation ("AMERICAN"), Continental Airlines, Inc., a Delaware corporation ("CONTINENTAL"), Omicron Reservations Management, Inc., a Delaware corporation ("DELTA"), Northwest Airlines, Inc., a Minnesota corporation ("NORTHWEST"), and United Air Lines, Inc., a Delaware corporation ("UNITED") (American, Continental, Delta, Northwest, and United each a "CLASS B COMMON STOCKHOLDER" and collectively the "CLASS B COMMON STOCKHOLDERS").

                                    RECITALS

       WHEREAS, the Class B Common Stockholders, or their predecessors in interest, and the Corporation have entered into that certain Orbitz, Inc. Amended and Restated Stockholders Agreement, dated as of April 10, 2002 (the "PRIOR AGREEMENT");

       WHEREAS, the Class B Common Stockholders each own shares of Class B Common Stock of the Corporation;

       WHEREAS, pursuant to the Exchange Agreement, dated as of November 25, 2003, (the "EXCHANGE AGREEMENT"), by and among the Corporation and the Class B Common Stockholders, the Class B Common Stockholders have exchanged (the "EXCHANGE") their membership interests in Orbitz, LLC, a Delaware limited liability company ("ORBITZ LLC"), to the Corporation for shares of the Corporation's Class A Common Stock, Class B Common Stock and Series A Non-Voting Preferred Stock;

       WHEREAS, the Class B Common Stockholders desire to promote their mutual interest by imposing certain restrictions and obligations on each other, and, further, to provide for matters pertaining to the management and governance of the Corporation as more specifically set forth herein; and

       WHEREAS, the Corporation and the Class B Common Stockholders desire to amend and restate the Prior Agreement to, among other things, reflect the Exchange.

       NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                                    AGREEMENT

SECTION 1.    DEFINITIONS.

       1.1    GENERALLY

       The following terms shall, for the purposes of this Agreement, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

       "ACQUIRING CLASS B COMMON STOCKHOLDER" shall have the meaning set forth in Section 4.1(b) hereof.

       "AFFILIATE" shall mean, in respect of any specified Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; PROVIDED, HOWEVER, that notwithstanding the foregoing, (i) no Class B Common Stockholder shall be deemed to be an Affiliate of any other Class B Common Stockholder due solely to being a party to this Agreement, (ii) no holder of Class B Common Stock as of the date hereof, or any affiliate thereof, shall be deemed to be an Affiliate of the Corporation or Orbitz, LLC as a result of the existence or continuation of the board positions, relationships with or equity ownership of the Corporation or any of its Controlled Affiliates as such exist on the date hereof, and (iii) the defined term "Affiliate" shall exclude Excluded Affiliates.

       "AGREEMENT" shall have the meaning set forth in the Preamble hereto.

       "AIR TRAVEL SITE" shall have the meaning set forth in Section 7(b) hereof.

       "AMERICAN" shall have the meaning set forth in the Preamble.

       "BENEFICIAL OWNERSHIP" shall mean, in respect to any Securities, those Securities that a Person or any of its Affiliates is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act.

       "BOARD" shall mean the Board of Directors of the Corporation.

       "BUSINESS DAY" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York, New York.

       "BYLAWS" shall mean the Amended and Restated Bylaws of Orbitz, Inc., as in effect as of the date of this Agreement, as the same may be amended from time to time.

       "CERTIFICATE OF INCORPORATION" shall mean the Amended and Restated Certificate of Incorporation of the Corporation as in effect as of the date of this Agreement, as the same may be amended from time to time.

       "CHARTER ASSOCIATE AGREEMENTS" shall mean the Second Amended and Restated Charter Associate Agreements entered into by and between the Corporation and each holder of Class B Common Stock (or an Affiliate of such holder), as amended from time to time.

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       "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value
$0.001 per share, of the Corporation.

       "CLASS B COMMON STOCK" shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.

       "CLASS B COMMON STOCKHOLDER" shall have the meaning set forth in the Preamble hereto.

       "COMMISSION" shall mean the U.S. Securities and Exchange Commission.

       "COMMON STOCK" shall mean any class or series of the common stock of the Corporation.

       "COMPANY SECURITIES" shall have the meaning set forth in Section 3.1(b)(ii) hereof.

       "CONTINENTAL" shall have the meaning set forth in the Preamble hereto.

       "CONTROL" shall mean, with respect to a particular Person, the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of management or policies of such Person (whether through ownership of Securities of such Person then outstanding and normally entitled to vote in the election of directors or members of a similar governing body (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), partnership interests or other ownership interests, by contract or otherwise).

       "CONTROLLED" shall mean, with respect to a particular Person, a Person under the Control of another Person.

       "CONTROLLED AFFILIATE" shall mean, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, is Controlled by the Person specified. For the avoidance of doubt, the term "Controlled Affiliate" shall include, with respect to the Corporation, all of its Subsidiaries or any successor entities thereto.

       "CORPORATE CAPITALIZATION" shall mean the aggregate number of shares of all classes or series of Common Stock of the Corporation issued and outstanding as of such date.

       "CORPORATION" shall mean Orbitz, Inc., a Delaware corporation.

       "DEEMED OWNERSHIP" shall mean the aggregate number of shares of any class or series of Common Stock then held by such Person. For purposes of this Agreement, the "deemed owner" of Common Stock shall mean (i) the Person whose name or names in which shares are registered on the books of the Corporation or
(ii) in the case of a beneficial owner of such shares which is the customer of a broker or dealer who is named (and/or whose intermediary is named) as the record owner of such shares, the Person who is such beneficial owner.

       "DELTA" shall have the meaning set forth in the Preamble hereto.

       "DGCL" shall have the meaning set forth in Section 6 hereof.

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       "DIRECTOR" shall mean a member of the Board.

       "ELECTION PERIOD" shall have the meaning set forth in Section 4.1(c) hereof.

       "EXCHANGE" shall have the meaning set forth in the Recitals hereto.

       "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

       "EXCHANGE AGREEMENT" shall have the meaning set forth in the Recitals hereto.

       "EXCLUDED AFFILIATE" shall mean any Person who would not otherwise be an Affiliate of a Class B Common Stockholder but for such Person's ownership, directly or indirectly, of Securities of the parent entity of a Class B Common Stockholder which has its common stock listed on a "national securities exchange" (as defined under the Securities Exchange Act of 1934), or any successor in interest thereto (including, without limitation, such parent entity following a going-private or similar deregistration thereof); PROVIDED that if the Class B Common Stockholder is the ultimate parent entity which has its securities so listed or is such successor, then such Class B Common Stockholder shall be deemed the parent entity for purposes of this definition.

       "FORM S-1" shall have the meaning set forth in Section 3.1(b)(ii) hereof.

       "FORM S-3" shall have the meaning set forth in Section 3.3 hereof.

       "GLOBAL DISTRIBUTION SYSTEM" shall mean a "system" within the meaning of 14 C.F.R. Section 255.3 or any successor provision thereto, as the same may from time to time be amended.

       "HOLDER" shall have the meaning set forth in Section 3.1(a)(iii) hereof.

       "HOTEL INTERNET JOINT VENTURE" shall mean (i) the Internet travel portal venture owned, operated, developed, marketed or under development as of May 9, 2000, by any two or more of Cendant Corporation, Starwood Hotels and Resorts Worldwide Inc., Bass Hotels and Resorts, Inc., Marriott International, Hilton Hotels Corp. and Hyatt Hotels and Resorts, or any of their respective Affiliates or (ii) any Internet travel portal venture that is a derivative of the Internet travel portal venture described in the preceding clause (i) and is owned, operated, developed or marketed by any two or more of the entities listed in clause (i).

       "INDEMNIFIED PARTY" shall have the meaning set forth in Section 3.6(c) hereof.

       "INDEMNIFYING PARTY" shall have the meaning set forth in Section 3.6(c) hereof.

       "INITIAL PUBLIC OFFERING DATE" shall mean the date of closing of a Qualified IPO (I.E. the date of payment for shares following effectiveness of the registration statement relating to the Qualified IPO).

       "INITIATING HOLDERS" shall have the meaning set forth in Section 3.1(a)(iv) hereof.

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       "NASD" shall have the meaning set forth in Section 3.1(a)(vii) hereof.

       "NORTHWEST" shall have the meaning set forth in the Preamble hereto.

       "NOTICE DATE" shall have the meaning set forth in Section 4.1(b) hereof.

       "OFFER" shall have the meaning set forth in Section 4.1 hereof.

       "OFFER NOTICE" shall have the meaning set forth in Section 4.1(a) hereof.

       "OFFERED STOCK" shall have the meaning set forth in Section 4.1 hereof.

       "ORBITZ, LLC" shall have the meaning set forth in the Recitals hereto.

       "PERMITTED ISSUANCE" shall have the meaning set forth in Section 5(b) hereof.

       "PERSON" shall mean any individual, entity, firm, corporation, partnership, association, limited liability company, joint-stock company, trust or unincorporated organization.

       "PLEDGE" shall mean to pledge, mortgage, grant a security interest in, hypothecate or otherwise encumber assets or Securities (including, without limitation, the Securities of a Class B Common Stockholder and all or a portion of the Class B Common Stock).

       "PRICELINE" shall mean (i) Priceline.com Inc., a Delaware corporation which owns and operates an Internet travel web site known as Priceline.com, and any of its Subsidiaries, and (ii) any corporate or non-corporate successor of the Person described in clause (i) whether by virtue of a merger, acquisition, consolidation, reorganization, sale or other business combination or other type of transaction or series of related transactions.

       "PRIOR AGREEMENT" shall have the meaning set forth in the Recitals hereto.

       "PRIOR COMMERCIAL AGREEMENT" shall have the meaning set forth in
Section 8.

       "PRO RATA ALLOTMENT" shall have the meaning set forth in Section 5(c) hereof.

       "PROHIBITED ENTITIES" shall mean any of the following: (i)
Travelocity.com, (ii) Expedia.com, (iii) Preview Travel, (iv) the Hotel Internet Joint Venture, (v) Cheap Tickets and (vi) any corporate or non-corporate successors of any of the foregoing whether by virtue of a merger, acquisition, consolidation, reorganization, sale or other business combination or other type of transaction or series of related transactions.

       "QUALIFIED AFFILIATE" shall mean an Affiliate of such Person (i) which is, directly or indirectly, the beneficial owner of not less than a majority of the economic interest in such Persons fully diluted equity capitalization or
(ii) as to which such Person or its Affiliates is, directly or indirectly, the beneficial owner of not less than a majority of the economic interest in such Affiliate's fully diluted equity capitalization.

       "QUALIFIED IPO" shall mean the initial BONA FIDE, firm commitment underwritten public offering of the Common Stock pursuant to a registration statement declared effective under the

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Securities Act, provided that such offering results in a public offering price of not less than $5.00 per share, and results in gross proceeds to the Corporation of not less than $50,000,000.

       "QUALIFIED TRANSFER" shall have the meaning set forth in the Certificate of Incorporation.

       "REFUSAL NOTICE" shall have the meaning set forth in Section 4.1(c) hereof.

       "REGISTRABLE SECURITIES" shall have the meaning set forth in Section 3.1(a)(ii) hereof.

       "RULE 144" shall have the meaning set forth in Section 3.9 hereof.

       "RULE 145" shall have the meaning set forth in Section 3.1(a)(v) hereof.

       "RULE 415" shall have the meaning set forth in Section 3.1(a)(vi) hereof.

       "S-3 REGISTRATION STATEMENT" shall have the meaning set forth in Section
3.3 hereof.

       "SALE" shall have the meaning set forth in Section 4.1(e) hereof.

       "SECURITIES" shall mean, with respect to: (a) any corporation, any of the equity securities of such corporation and any obligations to purchase or options or warrants to acquire such equity securities but excluding debt instruments which are not convertible into or exchangeable for equity securities; and (b) any partnership, limited liability company, association, joint-stock company, trust, fund or any organized group or person whether incorporated or not, any ownership interest or right or obligation to acquire such ownership interest, whether or not evidenced by a written instrument, but excluding debt instruments which are not convertible into or exchangeable for such ownership instruments.

       "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

       "SELLING CLASS B COMMON STOCKHOLDER" shall have the meaning set forth in
Section 4.1 hereof.

       "SHELF REGISTRATION PERIOD" shall have the meaning set forth in Section
3.3 hereof.

       "SUBSCRIPTION PORTION" shall have the meaning set forth in Section 5(c) hereof.

       "SUBSIDIARY" of any Person shall mean any other Person of which such Person then has Beneficial Ownership, directly or indirectly, of a majority of such other Person's Voting Securities. For the avoidance of doubt, the term "Subsidiaries" shall include, with respect to the Corporation, O Holdings Inc. and Orbitz, LLC or any successor entity thereto.

       "TRANSFER" shall mean, with respect to assets or Securities (including, without limitation, the Securities of a Class B Common Stockholder), to issue, sell, assign, transfer, lease, Pledge or dispose of, including by merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise,
(i) such assets or Securities or (ii) interests in any Person which holds the subject assets or Securities

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such that such Person is no longer a Qualified Affiliate of the transferor, in each case, whether made directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, or by operation of law or otherwise.

       "TRANSFERRING CLASS B COMMON STOCKHOLDER" shall have the meaning set forth in Section 2(e) hereof.

       "UNANIMOUS CLASS B APPROVAL" shall mean the approval of the holders of each series of Class B Common Stock that then has shares outstanding. An approval of each such series shall be obtained by the holders of eighty-five percent (85%) of the issued and outstanding shares of each such series.

       "UNITED" shall have the meaning set forth in the Preamble hereto.

       "VOTING POWER" shall mean the power to direct, directly or indirectly (by contract, arrangement or understanding), the vote of a Security.

       "VOTING SECURITIES" shall have the meaning set forth in Section 2(a) hereof.

       1.2    USAGE GENERALLY; INTERPRETATION.

       Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references herein to Sections shall be deemed to be references to Sections of this Agreement unless the context otherwise requires. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

SECTION 2. ELECTION AND REMOVAL OF CHIEF EXECUTIVE OFFICER AS A DIRECTOR; OTHER AGREEMENTS.

       (a) The Class B Common Stockholders agree, and agree to use their best efforts to cause their Affiliates, to vote all Securities of the Corporation which have a vote on any matter submitted to stockholders of the Corporation registered in their respective names or as to which they have Voting Power (as to the applicable matter described in this Section 2) in accordance with the provisions of this Section 2 (such Securities of the Corporation hereinafter referred to as the "VOTING SECURITIES").

       (b) In any and all elections of Directors of the Corporation, the Class B Common Stockholders agree, and agree to use their best efforts to cause their Affiliates, to vote all Voting Securities (or, if applicable, consent pursuant to an action by written consent of the holders of capital stock of the Corporation) so as to elect the chief executive officer of the Corporation as a member of the Board pursuant to Section 7.1(a) of the Certificate of Incorporation.

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       (c)    If an individual has been removed as the chief executive officer, the Class B Common Stockholders shall, and shall use their best efforts to cause their Affiliates to, use their best efforts to cause their shares to be voted in a manner under Section 7.6 of the Certificate of Incorporation to cause such individual to cease to be a Director at the time of such removal and, subsequently, to elect any newly-appointed chief executive officer as a Director to fill the vacancy created by the removal of the former chief executive officer.

       (d) In the event that a Class B Common Stockholder Transfers (the "TRANSFERRING CLASS B COMMON STOCKHOLDER") any of its shares of Class B Common Stock to another Class B Common Stockholder in a Qualified Transfer, the Class B Common Stockholder to whom such shares are Transferred agrees to vote all Class B Common Stock acquired in such Transfer (and shall similarly cause (by agreement) any subsequent transferee of such shares for so long as they are shares of Class B Common Stock, to vote such shares) only in accordance with the written request of the Transferring Class B Common Stockholder on all matters requiring a Unanimous Class B Approval under this Agreement, the Certificate of Incorporation or the Bylaws.

       (e) The Corporation and each Class B Common Stockholder further agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to effectuate the provisions set forth in this Agreement as to such Class B Common Stockholder or the Corporation, as applicable, including the provisions of this Section 2.

       (f) Without the prior written consent of the other Class B Common Stockholders and except as required by law or as provided in this Agreement, no Class B Common Stockholder shall deposit any of its Voting Securities in a voting trust or subject any of its Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities other than pursuant to the provisions of this Agreement or pursuant to a Qualified Transfer.

SECTION 3.    REGISTRATION RIGHTS.

       3.1    GENERAL REQUEST FOR REGISTRATION.

       (a)    DEFINITIONS.  As used in this Section 3:

              (i) The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement;

              (ii) The term "REGISTRABLE SECURITIES" shall mean (A) Common Stock, including any Common Stock issued upon conversion of shares of Class B Common Stock and (B) any Securities issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of any of the Common Stock; excluding in all cases, however, (1) any Registrable Securities sold by a Person in a transaction in which such Person's rights under this Section 3 hereof are not assigned, (2) Common Stock or other Securities that have been disposed of pursuant to a registration statement with respect to the sale of such Securities which shall have become effective

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under the Securities Act, or (C) Common Stock or other Securities that shall have ceased to be outstanding.

              (iii) The term "HOLDER" means any of the Class B Common Stockholders holding Registrable Securities and any transferee or assignee holding Registrable Securities, PROVIDED that the Transfer of such Registrable Securities was made in compliance with Section 4 of this Agreement.

              (iv) The term "INITIATING HOLDERS" means any Holder or Holders making a request for registration pursuant to the provisions of Section 3.1(b).

              (v) The term "RULE 145" means Rule 145 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

              (vi) The term "RULE 415" means Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

              (vii) The term "NASD" means the National Association of Securities Dealers, Inc.

       (b) REQUEST FOR REGISTRATION. In case at any time more than six (6) months after the date of this Agreement, the Corporation shall receive from any Holder a written request that the Corporation effect any registration with respect to all or a part of the Registrable Securities, PROVIDED that the number of shares of Registrable Securities of such requesting Holder nominated to be included in such registration would result in an anticipated aggregate offering price of at least $5,000,000, net of underwriter discounts and commissions, and PROVIDED, FURTHER, that no Holder (or transferee, assignee or Affiliate of such Holder) shall be entitled to make more than one (1) such request, the Corporation will:

              (i) promptly give written notice of the proposed registration to all other Holders; and

              (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file pre-effective and post-effective amendments and supplements, appropriate qualification under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with (A) all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written notice given by any such other Holders to the Corporation within thirty (30) days after receipt by such other Holders of such written notice from the Corporation; and (B) such Securities of the Corporation which the Corporation elects to register and offer for its own account as part of such registration ("COMPANY SECURITIES"), PROVIDED that the Corporation shall not be obligated to take any action to effect any such registration pursuant to this Section 3.1 after the Corporation has effected

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three (3) registrations pursuant to requests under this Section 3.1 on Form S-1 or successor form registration filed with the Commission (a "FORM S-1"). Notwithstanding the foregoing, the Corporation agrees to undertake up to two (2) additional registrations on Form S-1 pursuant to requests under this Section 3.1 in the event that the Corporation is not eligible to use Form S-3 or equivalent "short-form" registration at any time following the date which is six (6) months after the expiration of the one hundred eighty (180) day lock-up period as set forth in Section 3.10 hereof; PROVIDED, that the Corporation shall be obligated to undertake such additional registrations on Form S-1 only during the period in which the Corporation does not qualify to undertake such short-form registration. A registration proceeding begun pursuant to this Section 3.1 which is subsequently withdrawn and the expenses of which are borne by the Holders of Securities requesting or causing such withdrawal pursuant to Section 3.1(c) shall not be considered an effected registration, qualification or compliance for purposes of this Section 3.1.

       Subject to the foregoing provisions, the Corporation shall file a registration statement covering the Registrable Securities and Company Securities (if any) so requested or otherwise elected to be registered as soon as practicable, but in any event within sixty (60) days, after receipt of the request or requests of the Initiating Holders, PROVIDED, that the Corporation shall have the right to defer any such requested registration once in any twelve-month period, for a period of up to forty-five (45) days, if in the good faith opinion of the Board, it would be seriously detrimental to the Corporation for a registration statement to be filed.

       (c) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as a part of their request made pursuant to
Section 3.1(b) and the Corporation shall include such information in the written notice referred to in Section 3.1(b)(i). In such event, the right of any Holder or the Corporation to registration pursuant to Section 3.1 shall be conditioned upon the participation of such Holder or the Corporation, as the case may be, in such underwriting and the inclusion of such Holder's Registrable Securities (or the Company Securities) in the underwriting to the extent provided herein. The Corporation shall (together with all Holders proposing to distribute their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders; provided, that such underwriters shall each be a nationally recognized and reputable investment banking firm. Notwithstanding any other provision of this Section 3.1, if the managing underwriter advises the Initiating Holders in writing that marketing factors indicate that an underwriting of Registrable Securities would not be successful at such time or require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Corporation and all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares included in the registration and underwriting, if any, shall be allocated, first by reducing (and finally eliminating, if necessary) the Company Securities to be included in such underwriting, and second, by allocating among the Holders of Registrable Securities requesting registration in proportion, as nearly as practicable, to the total number of Registrable Securities held by such Holders at the time of filing of the registration statement; PROVIDED, that the Corporation shall not proceed with any registration pursuant to this Section 3.1 of fewer than the minimum number of Registrable Securities required to commence such registration pursuant to Section 3.1(b); PROVIDED, FURTHER that no registration so discontinued shall diminish the number of registrations to which the Holders are entitled pursuant to this Section 3.1. If any Holder

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or the Corporation disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Corporation (in the case of a withdrawal by a Holder), the underwriters and the Initiating Holders. Any Registrable Securities withdrawn from such underwriting shall not be included in such registration.

       3.2    COMPANY REGISTRATION.

       (a) NOTICE OF REGISTRATION. If at any time or from time to time after the date of this Agreement, the Corporation shall determine to register any of its Securities in connection with the public offering of such Securities for cash, for its own account or for the account of a third party (other than a registration relating solely to employee stock option or purchase plans or relating solely to a Rule 145 transaction), the Corporation will:

              (i)     promptly give to each Holder written notice thereof; and

              (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within thirty (30) days after receipt of such written notice from the Corporation, by any Holder or Holders, except as set forth in Section 3.2(b) below.

       (b) UNDERWRITING. If the registration of which the Corporation gives notice is for a registered public offering involving an underwriting, the Corporation shall so advise the Holders as a part of the written notice given pursuant to Section 3.2(a)(i). In such event the right of any Holder to registration pursuant to Section 3.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Securities through such underwriting shall (together with the Corporation and other holders distributing their Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Corporation. Notwithstanding any other provision of this Section 3.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting on a pro rata basis based on the total number of the Registrable Securities held by the Holders, PROVIDED, that no such reduction shall be made with respect to Securities being offered by the Corporation in connection with the offering of such Securities for its own account; PROVIDED, FURTHER, that all other shares of Common Stock held by all parties, other than the Holders, shall be excluded before the exclusion of any shares of Registrable Securities held by the Holders who desire to have their shares included in the registration and offering. The Corporation shall advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto of any such limitations, and the number of shares of Registrable Securities that may be included in the registration. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Corporation and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall not be included in such registration.

       (c) Notwithstanding anything to the contrary in this Section 3.2, the Corporation shall not be obligated to effect any registration of Registrable Securities under this Section 3.2 pursuant to a registration statement covering any of its Securities to be issued in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

       3.3 S-3 REGISTRATIONS. If, at any time or from time to time after the Corporation is eligible under applicable Commission rules to use a Form S-3 or equivalent "short-form" registration (a "FORM S-3") of its Securities, the Corporation is requested in writing by any Holder of the Registrable Securities then outstanding to undertake a registration (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if the Corporation is then eligible to use such a registration), the Corporation shall promptly give notice of such proposed registration to all Holders of Registrable Securities and such Holders shall have twenty (20) days to include their shares of Registrable Securities in such registration request. The Corporation shall file, as expeditiously as possible, but in no event more than forty-five (45) days after such twentieth date (20th) date, a registration statement on Form S-3 (a "S-3 REGISTRATION STATEMENT") of the Registrable Securities which the Corporation has been requested to register and thereafter shall use its best efforts to obtain effectiveness of such S-3 Registration Statement as soon as practicable. Notwithstanding the foregoing (i) the Corporation shall not be required to effect any registration hereunder unless the number of shares of Registrable Securities which Holders have requested to be included in such registration would result in an anticipated aggregate offering price of more than $2,000,000 (net of underwriting discounts and commissions), (ii) the Corporation shall not be obligated to take any action to effect more than four (4) such registrations pursuant to this Section 3.3 in any twelve-month period and (iii) the Corporation shall have the right to defer any such requested registration once in any twelve-month period, for a period of up to forty-five (45) days, if in the opinion of the Board, it would be seriously detrimental to the Corporation for a registration statement to be filed. The Corporation shall use its best efforts to keep any shelf registration statement continuously effective for a period until all of the Registrable Securities registered thereunder become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act (such period being called the "SHELF REGISTRATION PERIOD"). Notwithstanding the foregoing, if in the opinion of the Board, it would be seriously detrimental to maintain the effectiveness of any shelf registration statement, the Corporation may allow such shelf registration statement to fail to be effective or the prospectus contained therein to be unusable as a result of such nondisclosure for up to sixty (60) days in any twelve-month period during the Shelf Registration Period. The Corporation may include in the registration under this Section 3.3 any other shares of Common Stock so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter, if any, interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares of Registrable Securities sought to be registered by the Holder or Holders of Registrable Securities pursuant to this
Section 3.3. If it is determined as provided above that there will be such interference, the other shares of Common Stock sought to be included by the Corporation shall be excluded to the extent deemed appropriate by the managing underwriter, if any, and all other shares of Common Stock held by other parties shall be excluded before the exclusion of any shares of Registrable Securities held by the Holders who desire to have their shares included in the registration and offering. If, as contemplated above, and after excluding all other shares of Common Stock held by parties, other than the Holders, shares of the Registrable Securities of the Holders are to be excluded, the number of shares of Registrable Securities of each participating Holder which are to be included shall be proportionate, as nearly as practicable, to the number of shares included for the other participating Holders, based upon the total number of the Registrable Securities held by such Holders at the time of filing of the registration statement.

       3.4    EXPENSES OF REGISTRATION.

       (a) All expenses incurred in connection with any registration pursuant to the registrations under Sections 3.1, 3.2 and 3.3, including, without limitation, all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for the Corporation, expenses of complying with state securities or "blue sky" laws (including fees of counsel for the Corporation and counsel for the underwriters), accountants' fees and expenses incident to or required by any such registration, expenses incident to the listing of Securities on any exchange in which the Registrable Securities have been listed, any filings required to be made with the NASD, expenses incident to any special audits incidental to or required by such registration and the reasonable fees and disbursements of one counsel designated in writing by a majority of the Holders of Registrable Securities covered by such registration shall be borne by the Corporation (although this provision will not prohibit any other counsel to any Holder of Registrable Securities covered by such registration from reviewing and commenting on any registration statement, prospectus and all amendments or supplements thereto); PROVIDED, HOWEVER, the Corporation shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 3.1, the request of which has been subsequently withdrawn by the Initiating Holders, in which case, such expenses shall be borne by the Holders of Securities (including Registrable Securities) requesting or causing such withdrawal; provided that such Holders shall not be required to pay (a) for the cost of normal audits of the Corporation and its consolidated Subsidiaries that would have been performed in any event, and (b) for the time of any executives or other personnel of the Corporation and its Subsidiaries involved in the preparation of the registration statement and in participating in road shows or any other presentations; and PROVIDED FURTHER, HOWEVER, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Corporation from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 3.1.

       (b) Notwithstanding anything to the contrary elsewhere in this Agreement, all underwriters' discounts, commissions, or applicable stock transfer and documentary stamp taxes (if any) relating to any particular sale of Registrable Securities shall be borne by the seller of such Registrable Securities in all cases.

       3.5    REGISTRATION PROCEDURES.

       (a) In the case of each registration effected by the Corporation pursuant to Section 3.2, the Corporation will keep each Holder participating therein advised in writing as to the initiation of each registration and as to the completion thereof. At its expense (except as otherwise provided in Section
3.4 above), the Corporation will:

              (i) subject to paragraph 3.5(b), keep such registration pursuant to Section 3.1, 3.2, or 3.3 effective for a period of two hundred seventy (270) days to the extent such registration is made pursuant to Form S-3 (or any successor form) and for a period of one hundred twenty (120) days otherwise, or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

              (ii) (A) furnish to the Holders of Registrable Securities to be registered, one counsel designated in writing by a majority of the Holders of Registrable Securities to be registered and any managing underwriters, copies of all such documents proposed to be filed, which documents (other than those incorporated by reference) will be subject to the review of such Holders covered by such registration, such counsel and such managing underwriters; (B) furnish to each Holder of Registrable Securities to be registered and such Holder's counsel, copies of all documents proposed to be filed in connection with such registration either before or promptly after such filing; (C) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of counsel to such Holders and such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act; and (D) consider in good faith any comments or objection from counsel to such Holders as to the form or content of each registration statement, prospectus and all amendments and supplements thereto or any request for the acceleration of the effectiveness of each registration statement, prospectus and all amendments or supplements thereto;

              (iii) promptly notify each Holder (A) when a prospectus or any prospectus supplement and each amendment thereto has been filed, and, with respect to the registration statement and each amendment (including post-effective amendments) and supplements thereto has been declared effective by the Commission, (B) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement, (C) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) of the happening of any event which makes any statement made in the registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or prospectus so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

              (iv) use its best efforts to (A) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar Securities issued by the Corporation are then listed, if any, or (B) secure designation and quotation of all the Registrable Securities on the Nasdaq National Market, if then quoted thereon;

              (v) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

              (vi) use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such Registrable Securities are being sold through underwriters, (A) an opinion, dated as of such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities covered by such registration, addressed to the underwriters, if any, and to such Holders and (B) a "comfort" letter dated as of such date and a "comfort" letter dated as of the effective date of the registration statement, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to such Holders;

              (vii) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering;

              (viii) use its best efforts to promptly register and qualify the resale of Registrable Securities covered by such registration statement under such other securities or blue sky laws of all applicable jurisdictions in the United States as any Holder of Registrable Securities reasonably requests in writing; PROVIDED that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, except in such jurisdiction where the Corporation is subject to service of process;

              (ix) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen
(18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall meet the requirements of the Securities Act; and

              (x) cooperate with each Holder of Registrable Securities covered by any registration statement, and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD.

       (b) The Corporation may, upon the happening of any event (x) of the kind described in clauses (B), (C), (D), or (E) of Section 3.5(a)(iii) or (y) that, in the good faith judgment of the Board, renders it advisable to suspend use of the prospectus due to pending corporate developments, public filings with the Commission or similar events, suspend use of the prospectus on written notice to each Holder for no more than forty-five (45) days in the aggregate in any twelve-month period, in which case each Holder shall discontinue disposition of Registrable Securities covered by the registration statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Holders or until the Holders are advised in writing by the Corporation that the use of the applicable prospectus may be resumed. The Corporation shall use its best efforts to ensure that the use of the prospectus may be resumed as soon as practicable. The Corporation shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Securities for sale in any jurisdiction, at the earliest practicable moment. As soon as is practicable, the Corporation shall prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.6    INDEMNIFICATION.

       (a) To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder of Registrable Securities with respect to which a registration has been effected pursuant to this Section 3, each of such Holders' officers, directors and employees, and each Person who controls such Holder (within the meaning of the Securities Act) and its officers, agents, directors, representatives of and employees, and each underwriter, if any, and each Person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, preliminary or final prospectus contained therein or any amendment or supplement thereto, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Corporation of the Securities Act, Exchange Act or any state securities law or of any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities law applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration, and will reimburse each such Holder, each of its officers, directors, employees, and each Person who controls such Holder (within the meaning of the Securities Act), each such underwriter and each Person who controls any such underwriter (within the meaning of the Securities Act), for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action, PROVIDED that the Corporation will not be liable in any such case to the extent that any such claim, loss, damage, cost, expense, or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Corporation in writing by any such Holder and stated to be specifically for use therein.

       (b) To the extent, but only to the extent, that there is an untrue statement or omission made in a registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation in writing by a Holder and stated to be specifically for use therein, such Holder will, if Registrable Securities held by or issuable to such Holder are included in the Securities as to which such registration is being effected, indemnify and hold harmless the Corporation, each of its directors and officers who sign such registration statement, each underwriter, if any, of the Corporation's Securities covered by such registration statement, each Person who controls the Corporation (within the meaning of the Securities
Act), and each other Holder, each of such other Holder's officers, directors and employees and each Person controlling such other Holder, against all claims, losses, damages, costs, expenses and liabilities whatsoever (or actions in respect thereof) arising out of or based on any such untrue statement of a material fact contained in any such registration statement, preliminary or final prospectus contained therein or any amendment or supplement thereto, offering circular or other documents (including any related registration statement, notification or the like) incident to any such registration, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, such other Holders, such directors, officers, employees, persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, cost, expense, liability or action; PROVIDED, HOWEVER, such Holder's obligation to indemnify shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement. The Corporation shall be entitled to receive from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution of such Registrable Securities indemnification to the same extent provided above in this Section 3.6(b) with respect to written information furnished to the Corporation in writing by such Persons specifically provided for any registration statement, prospectus, offering circular or other document.

       (c) Each party entitled to indemnification under this Section 3.6 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the Indemnifying Party shall, as a condition to assuming the defense of such claim or litigation, acknowledge in writing to the Indemnified Party that the Indemnifying Party assumes responsibility for the indemnified claim or litigation, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3, to the extent such failure does not cause material prejudice.

       (d) No Indemnified Party shall settle or compromise any such claim or litigation without the written consent of the Indemnifying Party unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such claim or litigation. For the avoidance of doubt, if the Indemnified Party does settle or compromise any such claim or litigation without the prior written consent of the Indemnifying Party and does not agree in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such claim or litigation, such Indemnifying Party shall have no obligation whatsoever to contribute to any amounts paid in such settlement. However, if the Indemnifying Party, within a reasonable time, but in any event no more than thirty (30) days, after notice of any such claim or litigation, fails to assume the defense of such claim or litigation, including by failing to employ counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim or litigation on behalf of, at the expense of, and for the account and risk of the Indemnifying Party.

       (e) No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. If any such Indemnified Party shall have been advised by counsel chosen by it that (i) there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (ii) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and will promptly reimburse such Indemnified Party and any Person controlling such Indemnified Party (within the meaning of the Securities Act) for the reasonable fees and expenses of any counsel retained by the Indemnified Party, it being understood that the Indemnifying Party shall not, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for such Indemnified Party or controlling Person (within the meaning of the Securities Act), which firm shall be designated in writing by the Indemnified Party to the Indemnifying Party.

       (f) The indemnification obligations of this Section 3.6 shall (i) remain in full force and effect regardless of (A) any termination of this Agreement, or (B) any investigation made by or on behalf of the Indemnified Party, and (ii) shall survive any Transfer of the Registrable Securities made in compliance with Section 4 of this Agreement.

       (g) The indemnification required by this Section 3.6 shall be made by periodic payments of the amount thereof during the course of the investigation or the defense, as and when bills or invoices are received or indemnifiable damages are incurred.

       (h) The indemnification agreements contained in this Section 3.6 shall be in addition to (i) any cause of action or similar right of Indemnified Party against the Indemnifying Party or other Persons, and (ii) any liabilities the Indemnifying Party may be subject to pursuant to the law.

       3.7 CONTRIBUTION. If the indemnification provided for in Section 3.6 is unavailable or insufficient to hold harmless an Indemnified Party thereunder, then each Indemnifying Party thereunder shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages, costs, expenses, liabilities or actions referred to in Section 3.6(a) or (b) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omission. The Parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 3.7 were to be determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 3.7. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 3.7 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 3.7. Promptly after receipt by an Indemnified Party of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an Indemnifying Party under this Section 3.7, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 3.6(c) has not been given with respect to such action; provided that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under this Section 3.7, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. The Corporation and each Class B Common Stockholder agree with each other and shall agree with the underwriters of the Registrable Securities, if requested by such underwriters, that (a) the underwriters' portion of such contribution shall not exceed the underwriting discount, commission and other compensation and (b) except for the Corporation, the amount of such contribution shall not exceed the net amount of proceeds received by such Indemnifying Party from the sale of Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

       3.8 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Corporation such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Corporation may reasonably request in writing and as shall be required in connection with any registration referred to in this
Section 3.

       3.9    RULE 144 REPORTING.

       (a) With a view to making available to the Holders the benefits of Rule 144 under the Securities Act or any other similar rule or regulation hereafter adopted by the Commission that may at any time permit the Holders to sell Registrable Securities to the public without registration ("RULE 144"), the Corporation agrees to:

       (b) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration filed by the Corporation which involves a sale of Securities of the Corporation to the general public;

       (c) file with the Commission in a timely manner all reports and other documents required of the Corporation under the Securities Act and the Exchange Act; and

       (d) furnish to any Holder so long as such Holder owns any Registrable Securities forthwith upon request a written statement by the Corporation that it has complied with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Corporation), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed by the Corporation as may be reasonably requested in availing any Holder of any rule or regulation of the Commission permitting the selling of any such Securities without registration.

       3.10 TERMINATION OF REGISTRATION RIGHTS; LOCK-UP AGREEMENT. All registration rights provided hereunder shall terminate with respect to any Holder at such time as such Holder is able to sell all of its Registrable Securities under Rule 144 during any one three-month period (treating for these purposes a Holder and its Affiliated transferees as one Holder). In consideration for the Corporation agreeing to its obligations under this Agreement, each Holder of Registrable Securities agrees and each transferee as an unwaivable condition of Transfer shall agree that, until three (3) years after the date of this Agreement, if requested in writing by the Corporation or the managing underwriter of any underwritten registration, such Holder (or any such transferee), if it then has Deemed Ownership of 5% or more of the then Corporate Capitalization, will not effect any public sale or distribution, including the making of any demand or request for registration during such period under this Agreement or otherwise, or any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, or of any other Security of the Corporation or of any Security convertible into or exchangeable or exercisable for any Security of the Corporation (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 75 days, or in the case of a Qualified IPO, 180 days (and the Corporation hereby also so agrees (except that the Corporation may effect any sale or distribution of any such Securities pursuant to a registration on Form S-4 or Form S-8, or any successor or similar form which is then in effect or upon the conversion, exercise or exchange of any outstanding Securities). The Corporation agrees to use its best efforts to cause (i) each director and executive officer and (ii) each holder who has purchased Securities from the Corporation at any time other than in a public offering and has Deemed Ownership of 5% or more of the then Corporate Capitalization not to effect any public sale or distribution, including the making of any demand or request for registration during such period under this Agreement or otherwise, or any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, or of any other Security of the Corporation or of any Security convertible into or exchangeable or exercisable for any Security of the Corporation (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed 75 days, or in the case of a Qualified IPO, 180 days. Each Holder agrees that the Corporation may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions hereof.

       3.11 FUTURE GRANTS OF REGISTRATION RIGHTS. The Corporation agrees for the benefit of the Holders that it will not, without the prior written consent of the Holders of two-thirds of the then Registrable Securities, grant registration rights with respect to any of its Securities upon terms more favorable in any respect to the holders of such Securities than those contained in this Section 3 or that conflict in any respect with the provisions applicable to the Holders of Registrable Securities under this Section 3.

       3.12 PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its Securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements or (in the case of a primary registration on behalf of the Corporation) the Corporation and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

       3.13 AMENDMENTS TO SECTION 3. Notwithstanding anything to the contrary contained herein, any term of this Section 3 may only be amended or waived with the written consent of the Holders of two-thirds of the then Registrable Securities; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Section 3 shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Notwithstanding the foregoing, no such amendment shall be effective to the extent that it applies to less than all of the Holders and adversely affects the Holders it does not apply to, unless the Holder(s) adversely affected by such discrimination consent in writing. The Corporation shall not offer or pay any consideration to a Holder for consenting to such an amendment or waiver unless the same consideration is offered to each Holder and the same consideration is paid to each Holder which consents to such amendment or waiver.

       3.14   TRANSFER OF REGISTRATION RIGHTS.

       The rights of each Holder of Registrable Securities under this Section 3, including without limitation, the right to have the Corporation register its Registrable Securities in accordance with this Section 3, shall not be assignable by the Holder thereof except together with the Registrable Security
(a) in a Qualified Transfer of such Registrable Security or (b) in a Transfer of such Registrable Security to another Class B Common Stockholder in compliance with Section 4 of this Agreement.

SECTION 4.    RIGHTS OF FIRST REFUSAL; DESIGNATION OF PURCHASER OR REDEMPTION.

       4.1 TRANSFER RESTRICTIONS. In the event of the receipt by a Class B Common Stockholder of an offer (an "OFFER") for the purchase of all or any part of its Securities of the Corporation (the "OFFERED STOCK"), which Offer was made by another Class B Common Stockholder other than in connection with a registered offering of such Securities for the benefit of the transferor pursuant to which the subject shares will convert to Class A Common Stock, the following procedures shall be complied with by such Class B Common Stockholder (in each such case, the "SELLING CLASS B COMMON STOCKHOLDER"), the Acquiring Class B Stockholders and the Corporation:

       (a) The Selling Class B Common Stockholder shall give to the Corporation and each of the other Class B Common Stockholders a true and correct copy of such Offer and a written notice (the "OFFER NOTICE") setting out the full details of such Offer, which Offer Notice shall specify the name of the offeror, the number of shares or percentage of Securities covered by the Offer, the date upon which the time periods during which the Acquiring Class B Common Stockholders may exercise the right of first refusal as set forth herein will expire, the terms of payment, whether for cash, credit, property or services, and if on credit, the time and interest rate, as well as any and all other consideration being received or paid in connection with such proposed transaction, the expected date of consummation of the transaction, and all other material terms, conditions and details of such Offer. The Class B Common Stockholders entitled to receive an Offer Notice pursuant to this Section 4.1(a) are hereinafter referred to collectively as the "ACQUIRING CLASS B COMMON STOCKHOLDERS", and each individually as an Acquiring Class B Common Stockholder.

       (b) Upon receipt of such written Offer, if any, and Offer Notice, the Acquiring Class B Common Stockholders shall have the exclusive right and option, exercisable at any time during a period of forty-five (45) days from the date of delivery of the Offer Notice to the Acquiring Class B Common Stockholders (the "NOTICE DATE"), to purchase, and the Selling Class B Common Stockholder shall be obligated to sell, all or, subject to Section 4.1(d), any part of the Offered Stock at the same price per share, on the same terms and conditions and at the time set forth in the Offer and Offer Notice; PROVIDED, HOWEVER, that in the event that the Offer and Offer Notice state that the purchase price for the Offered Stock is to be paid in whole or in part in consideration other than cash, any Acquiring Class B Common Stockholder may request the Board, by the vote or approval of a majority of the Board (excluding from such calculation any Class B Director elected by the Selling Class B Common Stockholder or its Affiliates), to select an independent nationally recognized and reputable investment banker to determine the fair market value of such non-cash consideration that the Acquiring Class B Common Stockholder desires to pay in cash and the Acquiring Class B Common Stockholders may elect to purchase such Offered Stock by the payment of cash in an amount equal to such fair market value. Any such determination of fair market value made pursuant to the preceding sentence shall be binding on the Selling Class B Common Stockholder and the Acquiring Class B Common Stockholders absent fraud or bad faith. Each Acquiring Class B Common Stockholder shall have the right to acquire a pro rata portion of such Offered Stock based upon the Deemed Ownership of such Class B Common Stockholder in proportion to the Deemed Ownership of all Class B Common Stockholders (other than the Selling Class B Common Stockholder) or, at the option of the Acquiring Class B Common Stockholder, any lesser amount. In the event that any Acquiring Class B Common Stockholder requests a third party valuation of any non-cash consideration or the Board seeks an independent third party valuation in connection with its determination of the fair market value of the Offered Stock, in each case under this Section 4.1(b) the fees and expenses of any such independent third party shall be shared equally among the Selling Class B Common Stockholder, the Corporation and the Acquiring Class B Common Stockholders.

       (c) Each Class B Common Stockholder shall notify the Corporation in writing within thirty (30) days of the Notice Date (or within forty-five (45) days if the Board has voted to complete an appraisal of fair market value pursuant to Section 4.1(b) above) of its election to purchase all or any part of its pro rata share of the Offered Stock, as applicable. Any Class B Common Stockholder who does not deliver such notification within the specified period shall be deemed to have elected not to purchase any of the Offered Stock. If any Class B Common Stockholder does not elect to purchase its full pro rata portion of the Offered Stock, the Corporation shall so notify the Acquiring Class B Common Stockholders electing to purchase any of the Offered Stock in writing within five (5) days after expiration of the notice period (the "REFUSAL NOTICE"). Such Acquiring Class B Common Stockholders may, by written notice delivered to the Corporation within fifteen (15) days of the date of the Refusal Notice (the "ELECTION PERIOD"), elect to purchase up to the balance of the Offered Stock. If as a result of such elections, the number of shares of Offered Stock which such Acquiring Class B Common Stockholders have elected to purchase exceeds the full amount of the Offered Stock, as applicable, the number of shares of Offered Stock that each such Acquiring Class

B Common Stockholder is entitled to purchase shall be cut back on a pro rata basis in accordance with its pro rata Deemed Ownership.

       (d) If the Acquiring Class B Common Stockholders do not fully exercise their rights to purchase the Offered Stock, the Board may elect, upon the approval of a majority of the Directors (excluding from such calculation any Class B Director elected by the Selling Class B Common Stockholder or its Affiliates), to have the Corporation redeem the Offered Stock; PROVIDED, that under no circumstances shall the Board be obligated to approve such redemption. In the event that the Board elects to have the Corporation redeem the Offered Stock, the redemption will be at the price and on the terms on which an Acquiring Class B Common Stockholder would have been entitled to purchase such Offered Stock in accordance with Section 4.1(b). Any redemption made pursuant to this Section 4.1(d) shall be consummated by the later of: (i) sixty (60) days after the completion of the procedures set forth in this Section 4.1 and (ii) thirty (30) days following the date of the last of any regulatory approvals required in connection with such action. In the event that the Board seeks an independent third party valuation in connection with its determination of the fair market value of the Offered Stock under this Section 4.1(d) the fees and expenses of any such independent third party shall be shared equally by the Selling Class B Common Stockholder and the Corporation.

       (e) If (i) the sum of (A) the number of shares of the Offered Stock elected to be purchased by the Acquiring Class B Common Stockholders pursuant to
Section 4.1(c) and (B) the number of shares of Offered Stock which the Board elects to redeem pursuant to Section 4.1(d) does not equal at least fifty percent (50%) of the Offered Stock, then the Selling Class B Common Stockholder shall not be required to Transfer any of the Offered Stock to the Acquiring Class B Common Stockholders or pursuant to Section 4.1(d) and all of the Offered Stock may then be sold to the Person making the Offer and (ii) the sum of (A) the number of shares of Offered Stock elected to be purchased by the Acquiring Class B Common Stockholders pursuant to Section 4.1(c) and (B) the number of shares of Offered Stock which the Board elects to redeem pursuant to Section 4.1(d) is equal to or greater than fifty percent (50%) of the Offered Stock, then the Selling Class B Common Stockholder shall be required to Transfer such Offered Stock to the Acquiring Class B Common Stockholders or pursuant to
Section 4.1(c), and all of the remaining Offered Stock, if any, may then be sold to the Person making the Offer; PROVIDED, HOWEVER, that any such sale (a "SALE") must be made on terms and conditions that are no less favorable to the Selling Class B Common Stockholder than the terms and conditions set forth in the Notice and to the Person or Persons described in the Offer and Offer Notice, and any proposed sale to a different Person or Persons or upon more favorable terms and conditions to the offeror shall be voidable by the Corporation, which may refuse to transfer such Offered Stock upon its books. If any Sale made pursuant to the Offer is not consummated within the later of: (A) sixty (60) days after completion of the procedures set forth in this Section 4.1 and (B) thirty (30) days following the date of the last of any regulatory approvals required in connection with such Sale, the Securities covered by the Offer shall again become subject to the restrictions of this Section 4 as though no Offer had ever been made.

       4.2 CONDITIONS OF TRANSFER. No Transfer subject to this Section 4, even if otherwise permitted by the terms of this Section 4, may be effected unless (i) such Transfer will not result in (A) a violation of the Securities Act or any rules and regulations thereunder, or (B) a violation of any investment representation given by the transferor, (ii) prior to the effectiveness of such Transfer, the transferor at its expense shall have delivered to the Corporation, if so requested by the Corporation, an opinion of counsel in form and substance reasonably satisfactory to the Corporation, that the foregoing conditions set forth in clause (i) are satisfied, and (iii) the transferee executes such other instruments, agreements and other documents as a majority of the entire Board (without regard to vacancies) may reasonably deem necessary to effect the purposes of this Agreement.

       4.3 RESTRICTIONS ON TRANSFER. Upon a Qualified Transfer, the transferee to whom such shares of Class B Common Stock are Transferred or assigned shall be subject to all of the terms and conditions of this Agreement, and no Transfer pursuant to a Qualified Transfer or assignment of any shares of Class B Common Stock of the Corporation by any Class B Common Stockholder may be effected unless the transferee or assignee assumes in writing all of the terms and conditions of this Agreement, upon which assumption such transferee shall be deemed a Class B Common Stockholder for all purposes of this Agreement, including, without limitation, Section 3 hereof.

SECTION 5.    SUBSCRIPTION RIGHTS.

       (a) Except as expressly provided in this Agreement, no holder of any class or series of capital stock of the Corporation shall be entitled to, and the Corporation shall not grant to any holder of any class or series of capital stock of the Corporation pre-emptive or similar rights to subscribe for, purchase or receive any part of any new or additional issue of Securities, whether now or hereafter authorized; PROVIDED, HOWEVER, that the Corporation may grant such rights provided they are subordinate in all respects to those of the Class B Common Stockholders under this Section 5.

       (b) In the event the Corporation desires to sell or issue shares of its Securities (directly or indirectly), in an offering (other than an underwritten public offering) to any Class B Common Stockholder or its Affiliates or to any holder of Securities of the Corporation issued prior to a Qualified IPO (other than employees or consultants pursuant to a stock purchase and stock option plans approved by two-thirds of the Board as provided in the Bylaws (each a "PERMITTED ISSUANCE")), the Corporation shall be required to first submit written notice to the Class B Common Stockholders identifying the terms of the proposed sale (including price, number or aggregate principal amount of Securities and all other material terms), and offer to each Class B Common Stockholder the opportunity to purchase its Pro Rata Allotment on terms and conditions, including price, not less favorable than those on which the Corporation proposes to sell such Securities to a third party or parties. The Corporation's offer to the Class B Common Stockholders shall remain open and irrevocable for a period of thirty (30) days during which time each Class B Common Stockholder may accept such offer by written notice to the Corporation setting forth the maximum number of shares or Securities to be purchased by any such holder. If not all of the Class B Common Stockholders elect to purchase their full Pro Rata Allotment of Securities, then the Corporation shall notify in writing the participating Class B Common Stockholders of such and shall offer such Class B Common Stockholders the right to acquire such unsubscribed Securities. Each participating Class B Common Stockholder so notified shall have the right to purchase up to its pro rata share of the unsubscribed Securities (based on such holder's relative Subscription Portion to the Subscription Portion of each of the other participating Class B Common Stockholders) within thirty (30) days from the date of such notice from the Corporation by giving written notice to the Corporation and stating therein the quantity of unsubscribed Securities to be purchased. Following such thirtieth (30th) day, but no earlier than the consummation of the issuance of shares to the other Class B

Common Stockholders pursuant to this Section 5(b) and within sixty (60) days following such thirtieth (30th) day, the Corporation may issue all of the Securities proposed to be offered. Notwithstanding the foregoing, the right to purchase shall be inapplicable with respect to any Permitted Issuance.

       (c) For purposes of Section 5(b), a Class B Common Stockholder's "PRO RATA ALLOTMENT" shall mean a proportion of the Securities of the type being issued equal to such Class B Common Stockholder's Subscription Portion multiplied by the amount of Securities being issued. For the avoidance of doubt, the Securities issued to a Class B Common Stockholder upon exercise of such Class B Common Stockholder's rights pursuant to Section 5(b) hereof shall be in addition to and shall not reduce the amount of Securities being sold by the Corporation to third parties. "SUBSCRIPTION PORTION" shall mean a ratio equal to such Class B Common Stockholder's Deemed Ownership divided by the Corporate Capitalization, calculated as of five (5) Business Days prior to the date of the Corporation's written offer to the holders of Class B Common Stock pursuant to
Section 5(b).

SECTION 6. IRREVOCABLE PROXY. Each Class B Common Stockholder hereby irrevocably grants to and appoints the Corporation, and each of its officers, as such Class B Common Stockholder's proxy and attorney-in-fact pursuant to and in accordance with the requisite provisions of the Delaware General Corporation Law ("DGCL"), with full power of substitution to vote all of such Class B Common Stockholder's Voting Securities on any matter described in Sections 2(a) through 2(f) hereof at any meeting of the Corporation's stockholders (whether annual or special and whether or not an adjourned or postponed meeting) or, with respect to any action by written consent in lieu of a meeting of the Corporation's stockholders involving any matter described in Sections 2(a) through 2(f) hereof, by executing the written consent (or any other documents or instrument related thereto) with respect to all Voting Securities of such Class B Common Stockholder and delivering the same to the Corporation in the manner required by the requisite provisions of the DGCL. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND ARE COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A CLASS B COMMON STOCKHOLDER MAY TRANSFER ANY OF SUCH CLASS B COMMON STOCKHOLDER'S VOTING SECURITIES IN BREACH OF THIS AGREEMENT. Each Class B Common Stockholder hereby revokes all other proxies and powers of attorney given with respect to the foregoing matters that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Class B Common Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Class B Common Stockholder, and the termination of the irrevocable proxy and any obligation of each Class B Common Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Class B Common Stockholder. Each Class B Common Stockholder represents that any proxies heretofore given with respect to the foregoing matters are not irrevocable, and that any such proxies are hereby revoked; PROVIDED, HOWEVER, that this proxy does not apply to any stockholder vote other than the votes set forth in Section 2 hereof.

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

SECTION 7.    RESTRICTIONS ON RELATIONSHIPS WITH PROHIBITED ENTITIES.

       (a) Notwithstanding the provisions in Article XIII of the Certificate of Incorporation, for a period ending two (2) years after the date of this Agreement, so long as any Class B Common Stockholder holds a majority of the shares of any series of Class B Common Stock which then has a right to elect a Class B Director pursuant to Section 7.1(a) of the Certificate of Incorporation, neither such Class B Common Stockholder nor any of its Affiliates (other than the Corporation, the Operating Company, or any Controlled Affiliate of either of them) shall (A) hold or acquire Beneficial Ownership of any Securities in any Prohibited Entity or a contractual right to receive Securities of any such Prohibited Entities, or (B) contract to provide such Prohibited Entities with any technology (by license or otherwise), any services, including, without limitation, promotional or marketing services, periodic exclusive promotions, or published fare and inventory information, in each case in exchange for either Securities of such the Prohibited Entities or a contractual right to receive Securities of such Prohibited Entities on specific terms and conditions. Notwithstanding anything to the contrary contained in this Section 7(a), no Class B Common Stockholder or any of its Affiliates shall be in any way prohibited from (X) participating as a vendor or otherwise on web sites operated by any Person (including the Prohibited Entities), (Y) providing published fare and inventory information to any travel agency or Global Distribution System, or
(Z) consummating any transaction or series of related transactions involving a merger, acquisition, liquidation, dissolution, recapitalization, consolidation, reorganization, sale, share exchange, tender or exchange offer, or other form of business combination with a Person if following such transaction or transactions, the continuing, successor, resultant or surviving Person holds or has Beneficial Ownership of less than five percent (5%) of the Securities in any of the Prohibited Entities. No Class B Common Stockholder shall be deemed to have breached the foregoing provisions of this Section 7(a) by the acquisition of Securities or the right to receive Securities in any of the Prohibited Entities so long as such holder ensures that such Securities are disposed of within thirty (30) days of the date an executive officer of such Class B Common Stockholder obtains knowledge that such Securities or the right to receive Securities have been acquired.

       (b) Notwithstanding the provisions in Article XIII of the Certificate of Incorporation, for a period ending two (2) years after the date of this Agreement, each Class B Common Stockholder shall not, and shall cause its Affiliates (other than the Corporation, the Operating Company or any Controlled Affiliate of either of them) not to, act in concert with two or more other Class B Common Stockholders or such other Class B Common Stockholder's Affiliates in holding or acquiring Beneficial Ownership of more than ten percent (10%) amongst such Persons in the aggregate of the Securities of any Person (other than the Corporation or its Controlled Affiliates) that, directly or indirectly through one or more of its Affiliates, offers the direct sale to consumers of air travel products and services predominantly through the Internet (an "AIR TRAVEL SITE"). Notwithstanding anything to the contrary contained in this Section 7(b), no Class B Common Stockholder or any of its Affiliates shall be in any way prohibited from (V) participating as a vendor or otherwise on web sites operated by any Person, (W) providing fare, inventory and other airline information to any travel agency or Global Distribution System, (X) owning, operating or supporting its own Airline Internet Site or an Alliance Partner Site (as defined in the Charter Associate Agreement between the Corporation and such Class B Common Stockholder (or an Affiliate of such holder)), (Y) maintaining any investment existing on the date hereof in any Securities of any Person (which existing investment shall be deemed to include any current or additional investment in Priceline) or any investment that represents a continuation of such existing investment in any Securities of any corporate or non-corporate successor of such Person whether by virtue of a merger, acquisition, consolidation, reorganization, sale or other business combination or other type of transaction or series of related transactions, or (Z) obtaining Beneficial Ownership of Securities of an Air Travel Site in exchange for a contribution of inventory to, or participation in, such Air Travel Site, PROVIDED that the fair market value of such Securities as determined on the date of receipt of such Securities is less than ten million dollars in the aggregate. No Class B Common Stockholder shall be deemed to have breached the foregoing provisions of this Section 7(b) by the acquisition of Securities or the right to receive Securities in any Air Travel Site so long as such holder ensures that such Securities are disposed of within thirty (30) days of the date an executive officer of such Class B Common Stockholder obtains knowledge that such Securities or the right to receive such Securities have been acquired. Notwithstanding anything herein to the contrary, the limitations in this Section 7(b) shall terminate if there exists an intentional and systematic breach by the Corporation of any of its obligations to any Class B Common Stockholder under (i) this Agreement or (ii) any commercial agreement whereby such Class B Common Stockholder has agreed to provide the Corporation with fare, inventory and other airline information for air transportation for inclusion and sale on the Corporation's Internet site, in each case, if such breach is not cured within forty-five (45) days following written notice by the applicable Class B Common Stockholder to the Corporation, identifying such breach, and following such 45th day (but in no event more than thirty (30) days after such 45th day), the Class B Common Stockholders determine (acting with the approval of the holders of a majority of the Voting Power of Class B Common Stock) to exercise this right of termination. For purposes of this Section 7(b), "cured" shall mean the discontinuation by the Corporation of the actions or practice resulting in the noticed breach of its obligations within forty-five (45) days of notice thereof, and shall not require remedy of the historic breach. For the avoidance of doubt, the foregoing sentence shall not be deemed to alter, amend, repeal or waive any rights or remedies such Class B Common Stockholder may be entitled to under such commercial agreement.

       (c) Notwithstanding anything to the contrary contained in Sections 7(a) or 7(b), the restrictions and limitations described in Sections 7(a) and 7(b) shall not apply to any Securities or any contractual right to receive Securities of any Person (including the Prohibited Entities) that are acquired or held by any Class B Common Stockholder or any Affiliate of any Class B Common Stockholder in its capacity as the trustee, manager or investment advisor for any pension fund, mutual fund, private equity or separate investment account sponsored by or for the benefit of any Person including a Class B Common Stockholder or any of its Affiliates, provided that any such Securities or any contractual rights to receive any such Securities were not in exchange for an executory agreement with any Class B Common Stockholder or any of its Affiliates to provide such Person with fare, inventory and other airline information for air transportation for sale by such Person.

SECTION 8. AGREEMENT TO CONTINUE COMMERCIAL RELATIONSHIP. For the period ending two (2) years after the date of this Agreement, each Class B Common Stockholder shall, and shall cause its Affiliates which are party thereto, to either (i) continue to be a party to and perform its and/or their obligations under, the Charter Associate Agreement with the Corporation or its Subsidiaries or (ii) be a party to a commercial agreement with the Corporation or any of its Subsidiaries whereby such Class B Common Stockholder and/or such Affiliate agrees to provide the Corporation or its Subsidiary with published fare and inventory information for air transportation for inclusion and sale on the Corporation's or any Controlled Affiliate's Internet site. The Corporation shall provide at least forty-five (45) days prior written notice to a Class B Common Stockholder of its breach hereof prior to declaring such Class B Common Stockholder to be in default of this Section 8, during which period such Class B Common Stockholder shall be entitled to cure such breach. For purposes hereof, "cure" shall mean either (x) the Corporation or any of its Subsidiaries and such Class B Common Stockholder entering into a commercial agreement whereby such Class B Common Stockholder agrees to provide the Corporation with published fare and inventory information for air transportation for inclusion and sale on the Corporation's or any Controlled Affiliate's Internet site or (y) such Class B Common Stockholder provides notice to the Corporation or the applicable Subsidiary of its intent to cure by entering into a commercial agreement for the provision of published fare and inventory information for air transportation with the Corporation or the applicable Subsidiary on terms identical to the most recently effective commercial agreement for the provision of published fare and inventory information for air transportation between such Class B Common Stockholder and the Corporation or such Subsidiary (the "PRIOR COMMERCIAL AGREEMENT"); PROVIDED, that such cure notice in this section (y) shall not be effective if, after being provided with a counterpart signature page to the Prior Commercial Agreement already executed by the Corporation or such Subsidiary, such Class B Common Stockholder does not execute and deliver such signature page to the Corporation or such Subsidiary within ten (10) days of such receipt from the Corporation or such Subsidiary.

SECTION 9. ENFORCEMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. To the extent permitted by applicable law, the Class B Common Stockholders or their Qualified Affiliates shall have the power to take all action necessary to interpret, apply and specifically enforce (including pursuant to Section 21 hereof) the provisions of the Certificate of Incorporation (including, without limitation, Section 8.2(d) thereof) or Bylaws (including, without limitation,
Section 4.13 thereof) which may be brought in the Delaware Court of Chancery.

SECTION 10. RESTRICTIVE LEGEND ON SECURITIES. Each certificate representing shares of Class B Common Stock and any Securities issued as (or issuable upon the conversion of, exchange or exercise of any warrant, right, or other Security which is issued as) a dividend or other distribution with respect to or in exchange for or in replacement of any Class B Common Stock shall be stamped or otherwise imprinted with a legend substantially in the following form (unless no longer required in the opinion of counsel for the Corporation):

              THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE HEREWITH.

              THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

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

              THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT BY AND AMONG THE CORPORATION AND CERTAIN STOCKHOLDERS OF THE CORPORATION (A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDERS AGREEMENT.

SECTION 11. STOCK LEDGER. The Corporation and each of its Controlled Affiliates shall maintain or engage a transfer agent to maintain a stock ledger or other records that set forth the ownership and voting rights of each share of its respective capital stock or other Securities. The Class B Common Stockholders shall have the right to view such stock ledgers or other records at any reasonable time upon request to the Corporation.

SECTION 12. TERMINATION. This Agreement shall terminate upon the date that no Securities of the Corporation are held by the signatories hereto or their Affiliates, or upon such earlier date of termination specified in a written consent of each of the parties hereto; PROVIDED, that Sections 3.6(f) and 8 of this Agreement shall survive termination hereof.

SECTION 13. AMENDMENTS; WAIVERS. Unless otherwise specifically provided herein including, without limitation, Section 3.13 hereof, at all times during which any series of Class B Common Stock are issued and outstanding, any term of this Agreement may be amended or waived only with a Unanimous Class B Approval and the approval of the Corporation. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon the Corporation and the Class B Common Stockholders and each of their respective successors and assigns.

SECTION 14. NOTICES. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied, with receipt confirmed, addressed as follows:

              (a)     if to the Corporation, to its principal place of business;

              (b) if to any Airline, to such address as set forth below its name on the signature page to this Agreement;

or such other persons or addresses as shall be furnished in writing by any Airline to the Corporation and the other Airlines. A notice shall be deemed to have been given as of the date received by the intended recipient. All notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such notice is given, and (ii) the relevant time period, if any, in which the party given such notice must respond.

SECTION 15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

SECTION 16. SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except for the indemnification provisions of Section 3.6 hereof in favor of Persons who are not parties to this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 17. EFFECTIVENESS. This Agreement shall be effective immediately following consummation of the Qualified IPO.

SECTION 18. ENTIRETY OF AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other agreements among the parties, or any of them, express or implied, written or oral, with respect to the subject matter hereof.

SECTION 19. APPLICABLE LAW; JURISDICTION. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. In addition, each of the parties hereto (a) irrevocably consents to submit itself to the exclusive jurisdiction of any Federal court located in the District of Delaware or any state court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not bring any action relating to this Agreement in any court other than any Federal court sitting in the District of Delaware or any state court sitting in the State of Delaware and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or to assert any rights it may have to transfer or change the venue of any action relating to this Agreement brought in accordance with this Section 19.

SECTION 20. FURTHER ASSURANCES. Each of the parties hereto agrees to execute, acknowledge, deliver and file such further certificates, instruments and documents, and to do such other acts and things, as may be required by law or as may be determined by a majority of the Board be necessary to carry out the purposes and terms of this Agreement.

SECTION 21. EQUITABLE REMEDIES. Each party acknowledges that no adequate remedy of law would be available for a breach of this Agreement, and that a breach of any of the Sections of this Agreement by one party would irreparably injure the other parties and accordingly agrees that in the event of a breach of any of such Sections of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy, and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured.

SECTION 22. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                           AMERICAN AIRLINES, INC.


                           By:
                              -----------------------------------------------
                           Name:
                           Title:


                           Address: American Airlines, Inc.
                           4333 Amon Carter Boulevard
                           Mail Drop 5566
                           Fort Worth, Texas 76155
                           Attention:   Vice President - Corporate Development
                                        and Treasurer
                           Facsimile:   (817) 967-2199
                           Telephone:   (817) 967-0383

                           With a copy to:

                           American Airlines, Inc.
                           4333 Amon Center Boulevard
                           Mail Drop 5675
                           Fort Worth, TX  76155
                           Attention:   Corporate Secretary
                           Facsimile:   (817) 967-4313
                           Telephone:   (817) 967-1254


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                           CONTINENTAL AIRLINES, INC.


                           By:
                              -----------------------------------------------
                           Name: Jeffery A. Smisek
                           Title: Executive Vice President

                           Address: Continental Airlines, Inc.
                           1600 Smith Street HQSEO
                           Houston, TX 77002
                           Attention: Executive Vice President
                           Facsimile: 713-324-5161

                           With a copy to:

                           Continental Airlines, Inc.
                           1600 Smith Street HQSLG
                           Houston, TX 77002
                           Attention: General Counsel


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                           OMICRON RESERVATIONS MANAGEMENT,
                           INC.


                           By:
                              -----------------------------------------------
                           Name: Vincent F. Caminiti
                           Title: President

                           Address: Omicron Reservations Management, Inc. 1030 Delta Boulevard
                           Atlanta, GA 30320
                           Attention:   President
                           Facsimile:   404-715-4098

                           With a copy to:

                           Delta Air Lines, Inc.
                           1030 Delta Boulevard
                           Atlanta, GA 30320
                           Attention:   SVP-General Counsel
                           Facsimile:   404-715-2233


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                           NORTHWEST AIRLINES, INC.


                           By:
                              -----------------------------------------------
                           Name:
                           Title:

                           Address: Northwest Airlines, Inc.
                           2700 Lone Oak Parkway
                           Eagan, MN 55121
                           Attention: Al Lenza, Vice President-Distribution Planning
                           Facsimile: 612-726-3906

                           With a copy to:

                           Northwest Airlines, Inc.
                           2700 Lone Oak Parkway
                           Eagan, MN 55121
                           Attention: General Counsel
                           Facsimile: 612-726-7123


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                           UNITED AIR LINES, INC.


                           By:
                              -----------------------------------------------
                           Name:
                           Title:

                           United Air Lines, Inc.
                           World Headquarters
                           P.O. Box 66100
                           Chicago, IL 60666
                           Attention:   Executive Vice-President and
                                        Chief Financial Officer
                           Facsimile:   847-700-4418

                           With copies to:

                           United Air Lines, Inc.
                           World Headquarters
                           P.O. Box 66100
                           Chicago, IL 60666
                           Attention:   Senior Vice-President, Secretary, and
                                        General Counsel
                           Facsimile:   847-700-4683


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                           ORBITZ, INC.


                           By:
                              -----------------------------------------------
                           Name:
                           Title:

                           Address:  Orbitz, Inc.
                           200 S. Wacker Drive, S-1900
                           Chicago, IL 60606


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]